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                                    PROVIDENT
                                   BANKSHARES
                                   CORPORATION

                            HOST: Ms. Ellen Grossman

                             DATE: October 18, 2001

                                TIME: 10:00 a.m.



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                  OPERATOR: Good afternoon and welcome, ladies and gentlemen, to the Provident Bank Third Quarter Earnings teleconference. At this time, I would like to inform you that this conference is being recorded for rebroadcast and that all participants are in a listen-only mode. If you would like to access the rebroadcast of this conference, please dial in to 1-800-428-6051 and please enter ID number 212192. This will be available approximately one-hour after the conference ends and will run through until October 25, 2001 ending at 11:59 a.m. Eastern. At the request of the company, we will open the conference up for questions and answers after the presentation.
                  I will now turn the conference over to Ms. Ellen Grossman. Please go ahead, ma'am.
                  MS. GROSSMAN: Thank you, and thank you for joining us this morning. Before I turn the meeting over to your host, Pete Martin, I need to fulfill financial disclosure requirements by reminding you that any statements made today that are not historical facts are forward-looking statements. Please review the cautionary language at the end of our press release regarding forward-looking statements as that same information applies to comments made in today's teleconference.
                  If anyone still needs a press release or the detailed financial information, please call me. My number is 410-277-2889. I need your e-mail or fax number and I'll



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provide the information following the call.
                  And now I'd like to introduce our chairman and chief executive officer, Peter Martin.
                  MR. MARTIN: Thank you, Ellen. Good morning, and welcome to Provident Bank's Third Quarter Earning teleconference.
                  In addition to Ellen, I'm joined by Gary Geisel, our president, Dennis Starliper, our CFO, and Dick Oppitz, our executive vice president.
                  At the outset I want to express our deep regrets that Derek Statkevicus, formerly of Keefe, Bruyette Woods, is not with us today because of the September 11th tragedy.
                  Most of you know that Derek was a regular at our teleconferences. He was also a bright and charming young man. We continue to pray for Derek, for his family, and all the victims of this act.
                  As to earnings you can glean from the press release that this appears to be a pretty plain vanilla quarter. Earnings per share was 41 cents per share.
                  But underneath this number as Dennis will point out is pretty dramatic progress in our continuing strategy to decrease our wholesale businesses and increase our core businesses.
                  We traveled a ways down that road in the third quarter. Our core business operations continue to grow as evidenced by our core fee income of $19.8 million, a 16

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percent increase over the third quarter of 2000.
                  This was achieved despite the loss of between $400,000 and $500,000 in estimated fees we did not receive because of decreased transaction volume after the unfortunate events of September 11th. Transaction volume is recovering.
                  We also absorbed several extraordinary fees associated with our acquired portfolio review in the second quarter. That portfolio is under new management and is performing as expected. Dick Oppitz will elaborate on that.
                  The economy within our market continues to perform reasonably well. The office real estate market in Northern Virginia has softened, as you probably know, but that has not materially affected us.
                  Residential construction is still active on our small business unit, our cash management unit, and our consumer businesses continue to grow in a profitable manner. Core deposits increased almost 10 percent over third quarter of 2000.
                  In addition, we do not have significant exposure to the airlines, hospitality, and insurance industries. Having said all that, we are cooperating in an economic environment that is difficult to interpret.
                  We remain optimistic with the caveat that Provident is not immune from the effects of adverse economic conditions. I assure you that we consider this as we review our portfolios and as we manage our asset liability mix.



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                  Now I'm going to turn it over to Dennis Starliper, our chief financial officer.
        MR. Starliper: Thank you, Peter, and good morning, everyone. As Peter mentioned, the quarter was fairly routine. Given the events of the third quarter, it's a little difficult to characterize anything as routine. However, that's how our financials appear.
                  For the quarter, we returned a printed quarterly financial result similar to what you've seen in the past. Earnings per share was at 41 cents. That brings our year-to-date to a $1.08, return on equity was at 14.7 percent, and return on assets at 85 basis points.
                  During the quarter, we continued to implement operating changes that were strengthening our acquired loan function. Operating results from this unit have returned to normal and expected levels with respect to non-performing loans and loan losses. No further need has been identified to change our second quarter provision dealing with this matter. Dick Opetts is going to talk a little bit about this later on.
                  Let's look at the quarter. Earning assets for the quarter were down slightly from the second. We continue to reduce wholesale purchased assets and liabilities in addition to transitioning them to core replacements.
                  Commercial real estate loan demand continues to be strong in both our Washington and Baltimore markets. This portfolio grew by about 2.5 percent over the second quarter.

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It's up almost 15 percent over the same quarter last year. We're also seeing some sales success in the retail segment of our business with good growth and the home equity program.
                  Core deposits, they continued to grow in what has usually been a flat or declining quarter for us. We've traditionally lost between about 1 and 2 percent of our savings deposits in the third quarter and this quarter was really no exception. But this time we were pleased to see the decline more than offset by growth in money-market and demand product.
                  Our margin for the quarter was at 2.91 and that was a bit disappointing and that we expected this to be closer to 3 percent. A change during the quarter in our non-accrual classification policy on a closed-end second mortgage portfolio from 180 days to 120 days generated the reversal of about $700,000 in accrued with uncollected interest impacting our margin. This one-time impact on the margin was about 7 basis points.
                  Higher mortgage refinancing of course was another item that was responsible for about 3 basis points of the decline against what we expected it to be.
                  The provision was $2.1 million that's versus charge-offs of $2.7 million. The provision was the amount necessary to keep our allowance for loans consistent with loss experience. The assessment of the allowance though this quarter did consider qualitative adjustments reflecting

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expected loss experience within a weaker economic environment.
                  The allowance at $34.7 million was at 1.20 percent of the period end loans. And period end loans did decline from the second quarter by about $70 million.
                  Our capability to generate fee-based income continues to be demonstrated well. Non-interest income was down from the prior quarter by about 4 percent, but this was the result of non-recurring security gains of a million and a half that were contained in the second quarter.
                  Core fee income was up by approximately 4 percent versus the prior quarter, reflecting continued growth in deposit and loan fees. The growth was muffled somewhat though by the events that Peter mentioned earlier on September 11th. It reduced our checking transaction activity in our markets during the final two weeks of the quarter.
                  During this two-week period, we experienced a 10 percent reduction in the monthly level of fee generation. And as you may know these fees account for about $60 million of revenue against our total revenues.
                  Operating expense on a link quarter basis was down 5 percent or about $2 million. And this simply reflects the non-recurring nature of items associated with the acquired loan matter that were contained in the second quarter.
                  Compensation and benefits for the third quarter contained some one-time decreasing adjustments of a little under half a million dealing with pension costs and 401K costs.


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                  Although it was a fairly quiet quarter, the September 11th events have had an impact on consumer transaction level and continued monetary policy easing has created deposit rate situations that we have to continually monitor.
                  Deposit rates in our markets have responded well thus far to reductions in prime and in libor. Along with our competition here, we're seeing deposit rates starting to hit would have been assumed in the past to be implied floors.
                  Avoiding margin pressure from a continued pace -- from a continuation rather of the past easings that we have seen indeed is going to be challenging for all of us in this market.
                  What all this means for the fourth quarter is that we expect to see our margin remain a bit flat to slightly higher as a result of really four things:
                  NUMBER ONE, mortgage refinance will elevate the amortization
                  ----------
of acquired loan premium. NUMBER TWO, wholesale deposits will continue to be
                          ----------
replaced by core deposits. THREE, the share repurchase program will remain
                           -----
active and potentially reduce wholesale assets and liabilities. We expect our average shares for the fourth quarter to be about 26 million. AND LASTLY, a
                                                              ----------
significant amount of promotional CD's, primarily associated with the Harbor Federal acquisition, are maturing during the quarter and will reset at substantially lower rates.

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                  The increased premium amortization should be substantially offset by gains on the sale of investment security that we hold specifically to hedge that risk.
                  We don't expect a change in the allowance for loans relative to loans outstanding. We expect period end loans to decline by about 100 million and we continue to lessen the wholesale component of the loan portfolio.
                  The fourth quarter has always been a seasonably good quarter for transaction-based fee income for us. We expect this seasonality to increase non-interest income in the fourth quarter by somewhere between 6 and 8 percent. However, a prolonged reduction in retail transaction activity may put this assumption at risk.
                  Operating expense for the fourth quarter is expected to remain relatively flat.
                  Our goal for the efficiency ratio at 60 percent I could now confirm is a miss. Although it will improve significantly, the improvement will not be enough to get us where we want to be or where we intended to be given the margin challenges discussed earlier. We're still comfortable with our goals for an ROA at 1 percent and an ROE greater than 16 percent for the fourth quarter, but it's subject to the economic situations enumerated earlier. Management will do all that it can to achieve these goals with of course an eye on sustainability.
                  So I thank you for your time, and with that I'll

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turn this over to Dick Opptiz.
                  MR. Oppitz: Good morning. This is Dick Oppitz, and I'll be commenting on third quarter activity in commercial banking, consumer, and we'll also update you on credit quality.
                  First of all we continue to operate in a fairly steady economic environment in all of our markets. Maryland in particular is performing well with an unemployment rate a full percentage point below the national average. And our third quarter activity reflected this strength.
                  As Dennis mentioned, we did experience a soft two weeks in mid-September, but seemed to have returned to normal levels of business since then.
                  Commercial banking activity remains strong with loans up 13 percent over the same quarter of 2000. This growth was driven principally by continuing strong performance in our real estate lending.
                  Home building has remained a driver in both Maryland and Northern Virginia, and we've enjoyed good success with builders in those markets.
                  We remain an active lender in apartment construction and continued to selectively finance commercial projects for proven well-capitalized developers.
                  Our continuing emphasis on a substantially heightened level of commercial calling paid dividends in the form of a 38 percent increase in deposits and a 42 percent




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increase in loan and deposit fee income on the commercial side.
                  Turning to credit quality, our exposure to syndicated credit stood at $104 million at quarter-end as oppose to $129 million at 9/30/2000. This portfolio contains no exposure to insurance carriers, lodging or entertainment sectors, and has exposure indirectly related to the airline industry of less than $15 million.
                  A $3 million non-performing healthcare loan which I mentioned in the previous conference as a candidate to be paid off without further loss was in fact settled by the end of the third quarter.
                  Non-performing loans were at $28.8 million at 9/30 as compared to $33.6 million a year ago. Net charge-offs for the quarter were $2.7 million of which $2.5 were in the consumer area. This figure is back in-line with our expectation after last quarter's elevated level of charge-offs.
                  Switching gears now to consumer lending. Direct consumer lining had a strong third quarter with $74.2 million in new business production. This is 114 percent increase over the $34.7 million posted in the same quarter last year.
                  The majority of this increase was in our home equity and marine products where our retail and call center staffs have continued to focus their sales efforts. Core consumer loan balances of $374 million exceeded same quarter

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last year by 9 percent.
                  September also marked the start of our fall consumer loan campaign and we're off to a strong start with this promotion, which will run through November.
                  In the month of September our home equity production exceeded same month last year by 89 percent, and as I reference we expect this strong consumer loan line to carry through the end of the year.
                  Portfolio acquisition activity has slowed dramatically with purchases of only $36 million in the past quarter. The acquired portfolio is down 35 percent from 9/30/2000 and we expect to further contract this business line going forward.
                  Moving to small business banking. Momentum from our successful spring business checking campaign carried through into the third quarter. Year-to-date business checking account openings stand just under 5,000 versus 3,100 for the first nine months last year.
                  Total ledger balance associated with these accounts which we introduced in late April was exceeded $10 million at the end of September.
                  We also continued to aggressively market our Provident business card during the third quarter. This is a business debit card and is now cross-sold to the majority of all of our new business checking accounts.
                  Over 1,900 new cards were issued in the third


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quarter, 120 percent increase over the third quarter of last year and we see steady card revenue gains with third quarter income up 88 percent.
                  While we've concentrated our small business efforts principally on deposit generation and winning new relationships, we've also begun to increase our loan volume particularly in the guaranteed Small Business Administration loan(SBA) arena.
                  To ensure continued sales success on both the loan and deposit fronts, our small business relationship managers are forging strong ties with the local branch managers.
                  During the third quarter, they identified top business depositors for sales and retention efforts and kicked off a calling blitz program modeled after a similar successful program conducted earlier this year by our commercial banking group.
                  With that, I'll now turn you over to our president, Gary

Geisel.
                  MR. GEISEL: Good morning, everybody. I want to close the teleconference by reaffirming four key strategies that we feel will position Provident Bank for continued success over the long-term.
                  THE FIRST ONE is to broaden our presence in the vibrant
                  -------------
Washington Metro, which includes Northern Virginia suburbs. THE SECOND is to
                                                            ----------
grow our commercial banking market



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share. THIRDLY, transition the wholesale part of our balance sheet to core
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banking business. AND LASTLY, focus on improving efficiency and productivity.
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                  The first one, broaden our presence in market share in the
Washington suburb, is already happening. We want to position the bank as more of a regional player versus the Baltimore routes that is part of our heritage.
                  We believe we can migrate our success in Baltimore especially our successful in-store and consumer banking strategies to this more vibrant market.
                  Our progress to-date is clear, as we have opened our 100th branch in the quarter. We now have over one-third of our network located in the Washington suburbs.
                  More specifically, the Washington suburbs represent now 37 percent of our total commercial loans, 45 percent of our total commercial deposits, and 22 percent of the bank's total consumer deposits.
                  Our second strategy is to grow market share in commercial banking business to complement our success that we've already had in consumer banking in the real estate businesses.
                  Commercial banking represents an excellent opportunity for us as we estimate our market share there to be less than one-half of our consumer market share.
                  Dick described our expanded calling efforts and our results are already being realized. Commercial loans rose 13



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plus percent over the third quarter of 2000. In commercial deposit backs we rose
38 percent over the third quarter of 2000.
                  Thirdly, we are working very diligently to transition the wholesale banking portion of our balance sheet to core banking business. Here our solid banking results can be camouflaged by non-core items.
                  If you look at our total deposits, they declined by 12 percent from the third quarter of 2000. And yet our core deposits actually grew by 9.5 percent. The difference represents the significant decline in broker CD's.
                  On the loan side this story is similar. Total loans declined almost 16 percent from the third quarter of 2000 while core loans grew in excess of 16 percent.
                  The decline in non-core assets include syndicated lending, indirect auto, as well as the acquired loan portfolio. The acquired loan portfolio actually declined in absolute dollars, and in addition we securitized $270 million in loans during the second quarter as you may recall. We clearly are making progress in our transition away from these wholesale banking activities.
                  Lastly, we are focused on efficiency and productivity issues. Operating expenses rose 2.3 percent from the third quarter of 2000.
                  In addition we have given each of our major business line managers specific efficiency ratio targets for the year


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2002 and 2003. We look to improve our earnings at the same time we improve our efficiency ratio over the next two years.
                  Let me cite a couple examples of our focus on efficiency. In the fourth quarter we are bringing our Internet banking product in-house. It's currently with Medavente and they provide all of our data-processing support. We estimate savings of $650,000 to $700,000 in 2002 from bringing this product in-house.
                  On the other hand, we have outsourced our check-processing unit to Aurum. Aurum is a recent EDS spin-off. Our arrangement with Aurum will provide the bank and our customers with the most current image technology at a cost that we could not replicate internally.
                  The online access that will provide our customers of checks and other information will be the same technology offered the largest banks, but yet the cost is affordable for a bank our size.
                  The four strategies and our continued execution we believe will be the key to our long-term success.
                  I'll now open the teleconference for questions.

         OPERATOR: Thank you. Thee question and answer session will begin now. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press 1 followed by 4 on your pushbutton telephones. Should you wish to withdraw your question, please


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press 1 followed by 3. Your questions will be taken in the order they are received. Please standby for your first question. The first question comes from Mr. Christopher Marinac. Please state your affiliation followed by your question.
                  MR. Marinac: Hi, good morning, Robertson Humphrey in Atlanta. Could Dick Oppitz talk about the loan demand in the last three to four weeks and particularly what he is hearing from customers recently?
                  MR. Oppitz: Chris, it's Dick, good morning. I guess I'd address that in two ways. We clearly saw a softening in mid-September and that has picked back up pretty much in all of our markets. I'm looking at right now reallocating resources on the underwriting side to get through a crush that we're under right now with applications in consumer. That may have been buoyed. We had boat shows up here in Annapolis two of the last three weekends. But in general we're seeing decent demand. There has been a spring back.
                  MR. MARINAC:  Okay.
                  MR. OPPITZ: It's principally in home equity and the marine product. The marine I think is driven to the shows, but we've got good solid demand on the home equity side.
                  MR. MARTIN:  Chris, this is Pete Martin, good morning.
                  MR. MARINAC:  Hi, Pete.


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                  MR. MARTIN:  I just have some statistics on consumer loan
application volume. And one week prior to 9/11 we had 72 applications. The week of applications we had 46. The week after 61. And then the third week after, 81. So you can see there was a dip and then a recovery.
                  MR. MARINAC: Okay. How would this compare to the commercial side of the house?
                  MR. OPPITZ: Commercial's staying pretty steady. We really haven't seen much change. Home building is very strong up here in all of our markets as I commented in my remarks before. You know, we kind of are waiting to see that turn down a little bit, but have not seen it head down at all. It's been very strong and again across all segments of that market from entry level up through the custom homes.
                  MR. MARINAC: Dick, is that a function of pent up demand given some of the supply constraints in your region?
                  MR. OPPITZ: Yes. In some of these markets we don't have a lot of land, so there is some demand backing it. That kind of keeps it at a steady pace.
                  MR. MARINAC: Okay. And then last question, on the commercial deposits, what is the amount of those if you segment those from the average deposits in the whole company?
                  MR. OPPITZ:  Bear with us a second.
                  MS. GROSSMAN:  $262 million, Chris.
                  MR. MARINAC: Okay. Very good. And again that's up 38 percent year-over-year?


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                  MS. GROSSMAN: Yes.
                  MR. MARINAC:  Okay.  Very well.  Thank you, guys.
                  OPERATOR: Thank you. The next question comes from Holly Clark. Please state your affiliation followed by your question.
                  MS. CLARK: Yes. Thank you, this is Holly Clark from Scott Stringfellow. I have a question for Dennis. Dennis, you mentioned that you have some pro CD's that are maturing in the fourth quarter. Can you quantify that and then provide a little bit more detail as to the current cost versus what rate you might expect them to reset down to?
                  MR. STARLIPER: A little bit over $200 million, and the reset will be 300 basis points.
                  MS. CLARK: And any expectation on whether or not those -- the full 200 will be kept? Do you have any idea to gage how much of those will run off and how much will reset at that lower price?
                  MR. GEISEL: Holly, it's Gary Geisel. Our retention rates over the last couple of months have been in excess of 70 percent. So we would expect that to probably hold for the fourth quarter.
                  MR. STARLIPER: Holly, if they don't, the related funding costs on funds or three-month repo is going to have the same effect. If we refinance them with funds or short-term repo, the rates are so low that it's still a 300-basis point benefit there almost.



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                  MS. CLARK: Okay. And then in looking at '02 with the FASB 142, will that help you all with the elimination of goodwill amortization?
                  MR. STARLIPER: Not a big number for us. It's a little bit, but it's not material, Holly.
                  MR. GEISEL:  We have $9 million on the balance sheet.
                  MR. STARLIPER: Yes, and that's being amortized over 15 years, so it's not material.
                  MR. GEISEL:  It provides a slight benefit.
                  MS. CLARK: Okay. And then are you all providing any guidance for the estimates going forward? I believe three months ago you all were talking in the $1.95 range.
                  MR. GEISEL:  You're talking about 2002, Holly?
                  MS. CLARK:  Yes, sir, for '02.
                  MR. MARTIN: All right. The Consensus EPS is 1.90, but 1.85 to
1.95 is the range. We're comfortable with that.
                  MS. CLARK:  Thank you very much.  You all have a good day.
                  MR. GEISEL:  You, too, Holly.
                  OPERATOR: Thank you. The next question comes from Collyn Gilbert. Please state your affiliation followed by your question.
                  MS. GILBERT: Good morning, it's Collyn Bement Gilbert from Ferris, Baker, Watts. I have two questions for you guys. First, Dick, did you mention what the dollar amount


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roll-off in the acquired loan portfolio was versus the purchases in the quarter just to get the net increase or decrease in that portfolio?
                  MR. Oppitz: Purchase for the last quarter was only about $36 million.
                  MS. GILBERT:  Okay.
                  MR. MARTIN: And we're flipping through the pages to answer the other part of that question, Collyn.
                  MS. GILBERT: All right. While you're flipping through let me ask you my second question. Having to do with the marine loans, can you just speak a little bit about the average size of that loan, the dollar amount of that portfolio that you put on in the books? And then also are these borrowers that are in your market or out of market?
                  MR. OPPITZ: They're loans across the country. We work through both vendors and brokers and we visit the boast shows. The average ticket is about $270,000 now. Collyn, we're doing all the underwriting ourselves. We get the apps in and we do all the underwriting. And Dennis is looking up a number for the size of that portfolio.
                  MR. STARLIPER: Collyn, the average acquired loan portfolio in the second quarter was about $1.1 billion. And is about $860 million in the third quarter.
                  MS. GILBERT:  Okay.
                  MR. STARLIPER: It's come down about a quarter of a billion dollars.


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                  MS. GILBERT.  All right.  Thanks.
                  OPERATOR: Thank you. The next question comes from Claus Hirsch. Please state your affiliation followed by your question.
                  MR. HIRSCH: Yes. Good morning, Klaus Hirsch, Corinthian Partners in New York City. Two questions. One, you explained about how you would be saving nearly $700,000 next year bringing something in-house. I didn't catch the full extent of that.
                  MR. GEISEL:  Claus, it's Gary Geisel, good morning.
                  MR. HIRSCH:  Hi, Gary.
                  MR. GEISEL: That's our Internet banking product. That's something we have talked about before.
                  MR. HIRSCH:  Right.
                  MR. GEISEL:  We're currently with the Medavente product.
They handle all our data-processing and we are entering that banking product is with them and we're charged a specific fee per month per customer with that product.
                  MR. HIRSCH:  Uh-huh.
                  MR. GEISEL: As you might recall our Internet banking product has grown pretty dramatically over the last couple of years. And because of that the incremental cost on a monthly basis of Medavente data-processing has gotten pretty pricey. And what we've done is we've worked to bring that in-house and we are in the midst of doing that even as I speak in the fourth quarter.


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                  MR. HIRSCH: I see. Okay. Which leads to the next question.
Looking at the raw numbers you seem to have nice control of your non-interest expenses. What can we expect in 2002 in terms of year-to-year growth?
                  MR. GEISEL: We're not there yet, Claus. I think one of the things we're working through is how to contract the expense side and keep the expense growth contained for 2002. Some of the impact you're seeing in 2001 of course is the mortgage banking business and the indirect auto business that we've exited.
                  MR. HIRSCH: Uh-huh.
                  MR. GEISEL: And we've been very judicious in trying to contain our compensation costs. And as I mentioned in my remarks the efficiency ratio targets that we've asked our key line managers to manage to always focus on containing operating expense over next year and the year after.
                  MR. HIRSCH: Right. Okay. Fair enough. So at this point you're not prepared to give us any guidance, but you do have these targets for managing the account more closely.
                  MR. GEISEL: That's correct. For instance, one of the items we are working through, Klaus, is that we're presently talking about 12 new branches. But that may be 6, it may be 12. We haven't come to that conclusion yet --
                  MR. HIRSCH:  Right.
                  MR. GEISEL: That is one of the decisions that would affect it obviously.


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                  MR. HIRSCH: Okay. Well, that anticipates my next question. The next of new branches next year. Can we assume that most of these will be in-store branches?
                  MR. GEISEL: Probably not actually, Claus. We think that the partners we're working with aren't going to have the same number of opportunities as they've had in prior years. And, you know, we're probably going to be more evenly split between traditional and in-store next year.
                  MR. HIRSCH: I see. Okay. I guess final question. How about branch closings?
                  MR. GEISEL: We continue to evaluate our branch network on a semi-annual and actually a quarterly basis. We are in the midst of closing one location. It's actually an in-store location that hasn't worked out for us. We review branch performance on an ongoing basis. I don't think there's anything else that we will close at this time, but closing non-performing branches is one of those things that we just do as a normal course of our business.
                  MR. HIRSCH: Yeah. Okay. Good. May I ask just one more question?
                  MR. MARTIN:  Sure.
                  MR. HIRSCH: On the marine loans, you know, I'm trying to compare it with home loans. What about the average loan-to-value ratio?
                  MR. OPPITS: We're typically financing about 80 percent of costs.



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

                  MR. HIRSCH:  Uh-huh.
                  MR. OPPITZ: Occasionally higher, occasionally lower depending on the characteristics of the app coming in and cashflow behind it. And as I mentioned in answering the other question, Claus, we do underwrite each of these individually. If we are financing a boat for the principal of a business we're getting statements on the business as well as the individual tax return. And for the most part as you can guess from that average ticket size these are wealthy individuals many of whom own their own businesses.
                  MR. HIRSCH: Right. Right. And has the foreclosure aspect of that been a problem in the past?
                  MR. OPETTS: Not at all. We have neither a delinquency or a charge-off issue in this portfolio.
                  MR. HIRSH:  Very good.  Thank you so much.
                  OPERATOR: Thank you. The next question comes again from Collyn Gilbert. Please state your question.
                  MS. GILBERT: Hi, guys, sorry, it was just a follow up that I don't think you had a chance to answer. What the dollar amount was on the marine loan portfolio?
                  MR. STARLIPER:  It's a little under $300 million, Colin.
                  MS. GILBERT:  Okay.  Great.  Thanks, guys.
                  OPERATOR: Thank you. Once again, ladies and gentlemen, as a reminder should you have a question, please press 1 followed by 4 on your pushbutton phone. If there are no further questions at this time, I will now turn the conference back to Mr. Martin to conclude.
                  MR. MARTIN: Thank you. As I mentioned, we are comfortable with $1.85 to $1.95 as Consensus as the range for 2002. We're also comfortable with the range of $1.50 to $1.58 for 2001. And we thank you for joining us today. We look forward to your joining us in the fourth quarter at which time we plan to share out strategic plans for 2002 with you. Thank you very much.
                  OPERATOR: Ladies and gentlemen, that concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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